December 8, 2015

Keith O’Connell, Esquire
U.S. Securities & Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:  T. Rowe Price International Funds, Inc.

 on behalf of the following classes:

  Emerging Markets Corporate Bond Fund—I Class

  Emerging Markets Local Currency Bond Fund—I Class

  T. Rowe Price International Discovery Fund—I Class

  T. Rowe Price New Asia Fund—I Class

 File Nos.: 002-65539/811-2958

 Post-Effective Amendment No. 155

Dear Mr. O’Connell:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to the Fund and all outstanding series of the above-referenced registrant. In connection with the anticipated effectiveness of the Fund with the Commission, the registrant proposes to file the above-referenced Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Brian R. Poole

Brian R. Poole

Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.